Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 11th day October of 2010 (the “Effective Date”), is entered into among Michael O’Neill, FCMA (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1.  Commencement.    This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the parties to this Agreement agree and acknowledge that Executive’s employment pursuant to the terms of this Agreement shall begin on October 11, 2010 (the “Commencement Date”).

2.  At-Will Employment.    The parties to this Agreement agree and acknowledge that the Executive’s employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement. Similarly, the Company may change Executive’s position, responsibilities or compensation with or without cause or notice in accordance with this Agreement.

3.  Title; Capacity; Office.    The Company shall employ Executive, and Executive agrees to work for the Company initially as its Chief Financial Officer, Vice President and Treasurer. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and Chief Executive Officer (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and Chief Executive Officer (or his or her designee(s)).

4.  Compensation and Benefits.    While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1      Salary.    Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $325,000, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2      Performance Bonus.    If Executive remains employed through the last day of a fiscal year, Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 50% of the annual base salary for such fiscal year (the “Target Bonus Amount”). The payment of the Target Bonus Amount shall be subject to the Company’s and Executive’s achievement of goals to be established and presented to the Executive each fiscal year. Executive agrees and acknowledges that it shall not be entitled to a bonus for the 2010 fiscal year.

4.3      Fringe Benefits and Signing Bonus.    Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees. In addition, the Company will grant Executive a signing bonus (in addition to the bonuses provided elsewhere in this Agreement) in the amount of $25,000 (the “Signing Bonus”), less customary taxes and other applicable withholdings, which is to be paid simultaneously with Executive’s first paycheck. If prior to the first anniversary of the payment of the Signing Bonus Executive’s employment with the Company is terminated for “cause” (as defined below) or by Executive’s voluntary resignation, Executive agrees to repay to the Company a portion of the Signing Bonus determined by multiplying the total amount of the Signing Bonus by a fraction, the denominator of which is 365 and the numerator of which is the number of days between the date of the termination of Executive’s employment for either of the reasons set forth above and the first anniversary of the date of the payment of the Signing Bonus.

4.4      Reimbursement of Expenses.    Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5      Equity.    The Company will recommend to the board of directors of the Parent that Executive receive a grant of options to purchase 200,000 shares of the common stock of Parent (the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Parent’s common stock on the trading day that such Options are issued. The Options shall vest over a four-year period, with 25% of such Options vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches each three months thereafter. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan, and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive. In addition, the Company will recommend to the board of directors of the Parent that Executive receive a grant of 100,000 shares of restricted common stock of Parent (the “Restricted Stock”). The Restricted Stock shall vest over a four-year period in four equal amounts beginning on the first anniversary after the date of issuance. The Restricted Stock shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) a Restricted Stock Agreement to be entered into by the Parent and the Executive.

4.6      Relocation Assistance.    The Executive shall relocate to the Carlsbad, CA area. The Company will reimburse the Executive for the reasonable Relocation Expenses (as defined below) the Executive incurs in selling its current home and in transporting himself, his family, and their belongings to a residence near the Company’s headquarters. The Company shall make such reimbursement promptly upon presentation of reasonably detailed documentation of the Executive’s Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean the following reasonable expenses incurred by the Executive related to moving his and his family’s primary residence to the Carlsbad, California area: (i) costs of looking for a new primary residence, including two house-hunting trips; (ii) reasonable attorneys’ fees, closing costs and brokers’ commissions (up to 5%) associated with the sale of the Executive’s Northern California residence, (iii) reasonable attorneys’ fees and closing costs associated with the purchase of the Executive’s new residence in the Carlsbad, California area

(but excluding mortgage loan fees and points); (iv) up to three months’ temporary family housing expenses; (v) costs for the physical movement of furniture, clothing, household effects, vehicles and other items from the Executive’s Northern California home to the Carlsbad, California area. Executive shall be entitled to a full “gross-up” for all taxes incurred in connection with the Relocation Expenses. To the extent permitted by applicable laws, the Executive shall be obligated to make a payment to the Company equal to the Relocation Expenses within 90 days of the occurrence of any of the following events: (i) the Executive terminates his employment or this Agreement prior to the second anniversary of the Commencement Date, or (ii) the Company terminates this Agreement for Cause prior to the second anniversary of the Commencement Date. Notwithstanding the foregoing, the amount that Executive shall be obligated to repay with respect to Reimbursement Expenses shall be reduced by 1/730th for each day in which the Executive is employed by the Company. Nothing in this Section 4.6 shall obligate the Company to undertake any obligations that are not permitted by applicable laws.

4.7      Vacation.    The Executive may take up to four (4) weeks of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees of the Company.

5.  Termination of Employment.    The Executive’s employment can terminate at any time with or without cause or notice:

5.1      Termination by the Company for Cause.    If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date plus any accrued an unused vacation pay (the “Accrued Compensation”). For purposes of this Agreement, “Cause” means any one of the following: (i) Executive being convicted of a felony; (ii) Executive committing any act of fraud or dishonesty; (iii) failure or refusal by Executive to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected after notice has been provided to Executive; (iv) a material breach of this Agreement that goes uncorrected after notice has been provided to Executive; (v) any gross or willful misconduct, dishonesty, fraud or negligence; (vi) a failure by the Executive to perform its duties to a reasonable level of expectations; (vii) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (viii) a material violation of the Company’s Code of Conduct.

5.2      Termination by the Company Without Cause.    In the event that Executive’s employment is terminated by the Company without Cause (other than due to Death or a Disability) or by the Executive for Good Reason, the Company shall pay the Executive: (i) the Accrued Compensation and (ii) for a period of one year (the “Severance Period”), the annual base salary then in effect. During the Severance Period, if the Executive elects to have COBRA coverage and is eligible for such coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and those family members that are entitled to such COBRA coverage, provided that the Execute certifies each month that no other insurance coverage exists. The payment obligations set forth in this Section 5.2 shall be contingent upon the Executive first executing a release of claims (which shall contain post-employment covenants similar to those set forth in Section 6), the form of which is satisfactory to the Company, and the lapse of the applicable rescission period related thereto. For the purposes of this Agreement, “Good Reason” shall be defined as a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company within 60 days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company within 30 days of the receipt of such notice: (i) a reduction in any of Executive’s compensation rights or benefits unless part of a general reduction approved by the Board of Directors or Compensation Committee thereof and applicable to the Company’s executive officers generally on a proportionate and non-discriminatory basis; or (ii) the Company’s requiring Executive to be permanently based more than 100 miles outside of the Carlsbad, CA metropolitan area.

5.3      Termination in the Event of Disability or Death.

  (a)        For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity which renders the Executive unable to perform the essential functions of his position, including his duties under this Agreement, with reasonable accommodation for at least 180 days in a 365-day period, as determined by a physician reasonably selected by the Company. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental illness, impairment or infirmity. The Company may terminate the Executive’s employment upon the Executive’s Disability or death. If the Executive’s employment with the Company is terminated because of his Disability or death, then the Company will pay the Executive: (i) all Accrued Compensation; and (ii) an amount equal to the Executive’s target bonus for the fiscal year in which the Executive’s employment is terminated due to his Disability, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year through the Termination Date and the denominator of which shall be 365. In addition, effective upon the Executive’s Disability, the Options and Restricted Stock granted pursuant to Section 4.5 shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company, respectively.

  (b)        Notwithstanding the foregoing, to the extent that any payment under this Agreement that is subject to Code Section 409A may be triggered due to a Disability, “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored group disability plan.

6.  Additional Covenants of the Executive.

6.1      Noncompetition; Nonsolicitation; Nondisparagement.

(a)       During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b)       During Executive’s employment with the Company, and for a period of one (1) year following the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i)        either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or

(ii)        either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course of Executive’s employment with the Company.

(c)       During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2      If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3      The restrictions contained in this Section 6 are necessary for the protection of the confidential, nonpublic information relating to the Company and its operations, strategies, development plans, financial information and other proprietary corporate information, and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.  Other Agreements.    Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8.  Notices.    All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9.  Entire Agreement.    This Agreement and the agreements related to the Options constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10.  Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.  Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12.  Miscellaneous.

12.1    No Waiver.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2    Severability.    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4    Consent to Arbitration.    In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Michael O’Neill
Michael O’Neill, FCMA

ALPHATEC SPINE, INC.

By: /s/ Dirk Kuyper
Name: Dirk Kuyper
Title: President and CEO

ALPHATEC HOLDINGS, INC.

By: /s/ Dirk Kuyper
Name: Dirk Kuyper
Title: President and CEO